Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (the “Registration Statement”) of our report dated February 27, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of The Goldman Sachs Group, Inc. (the “Company”) for the year ended December 31, 2013. We also consent to the incorporation by reference in this Registration Statement of our report dated February 27, 2014 relating to the income statement data, balance sheet data and common share data included in the Selected Financial Data, which appears in Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the headings “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

September 15, 2014